Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT, dated as of May 2, 2022 (this “Amendment”), is made by and among Paper Corporation of North America, a Delaware corporation (“Seller”), Veritiv Canada, Inc., a corporation incorporated under the Canada Business Corporations Act (the “Company”), solely for purposes of Section 8.9 of the Purchase Agreement (and Article I and Article XI of the Purchase Agreement to the extent applicable to Section 8.9), Veritiv Operating Company, a Delaware corporation (“Veritiv Operating” and, together with Seller, the “Restricted Parties”), Imperial Dade Canada Inc., a Canadian corporation (“Buyer”), and Imperial Bag & Paper Co. LLC, a Delaware limited liability company (“Guarantor”).

RECITALS

WHEREAS, Seller, the Company, Veritiv Operating, Buyer and Guarantor are parties to that certain Stock Purchase Agreement, dated as of March 17, 2022 (the “Agreement”);

WHEREAS, Section 11.7 of the Agreement requires that any amendment, modification or supplement to the Agreement be made pursuant to an instrument in writing executed and delivered on behalf of each of the parties to the Agreement; and

WHEREAS, Seller, the Company, Veritiv Operating, Buyer and Guarantor desire to amend the Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.                Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Agreement.

Section 2.                Amendment to the Target Working Capital Definition. The defined term “Target Working Capital” is hereby amended and restated to read: ““Target Working Capital” means CAD $117,216,000.”

Section 3.                Amendment to Section 8.9(a)(ii). Section 8.9(a)(ii) is hereby amended and restated to read:

Notwithstanding anything herein to the contrary but subject to the proviso at the end of this sentence, the Restricted Parties shall be permitted at all times to (A) continue to sell any products to the Category 1 Person set forth on Schedule 8.9(a)(ii), (B) continue to sell paper and facility solutions products that are purchased from Buyer or an Affiliate thereof to the Category 2 Persons set forth on Schedule 8.9(a)(ii) and (C) continue to sell packaging products to (1) the Category 2 Persons set forth on Schedule 8.9(a)(ii) and (2) any current or future customer of a Restricted Party based in the United States of America that requests on its own, without any solicitation, bid, pitch, proposal, inducement or similar action by a Restricted Party or any of its controlled Affiliates, that a Restricted Party supply packaging products to such U.S. Customer at such U.S. Customer’s locations in Canada (such current or future customer, a “U.S. Customer”); provided, that, with respect to sales of such products at any time during the five (5) years immediately following the Closing Date, prior to the Restricted Party accepting or fulfilling any request for any sale of such products, Seller shall notify the Company in writing of the storage, handling and delivery terms applicable to such products (a “Bid Request”) and the customer for whom such storage, handling and delivery services are being requested (the “3PL Services”) and Buyer shall be permitted to submit a proposal to Seller within three (3) Business Days after receipt of the Bid Request to provide such 3PL Services (a “Bid Response”). If Buyer’s terms for providing the 3PL Services in the applicable Bid Response are, in the aggregate, equal to or better than those offered on an arm’s-length basis by other available third-party providers, the applicable Restricted Party shall obtain the 3PL Services from Buyer for such customer.

Section 4.                Amendment to Article VIII. Article VIII is hereby amended by adding a new Section as follows: “Section 8.13 Shared Contracts. The parties hereto shall use their respective commercially reasonable efforts to work together to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Contract with a third party that relates in any material respect to both the Business and any business of the Seller or any of its Affiliates that is not the Business.”

Section 5.                Effect of Amendment. Except as expressly amended or superseded by this Amendment, the Agreement shall remain in full force and effect. Upon the execution and delivery of this Amendment, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth be read, taken and construed as one and the same instrument. Any reference to the Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require. From and after the date of this Amendment, each reference in the Agreement to “this Agreement”, “herein”, “hereunder”, “herewith”, “hereby” and “hereof” and words of similar import, or to any provision of the Agreement, as the case may be, unless otherwise stated, shall refer to the entire Agreement as a whole or such provisions as amended by this Amendment. Section 11.2-11.5 and 11.7-11.19 of the Agreement are each hereby incorporated by reference mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Seller

PAPER CORPORATION OF NORTH AMERICA

By:	/s/ Mark W. Hianik
Name: Mark W. Hianik
Title: Senior Vice President, General Counsel & Corporate Secretary

Company

VeritIv Canada, Inc.

By:	/s/ Mark W. Hianik
Name: Mark W. Hianik
Title: Senior Vice President, General Counsel & Corporate Secretary

Restricted Party

VeritIv Operating company

By:	/s/ Mark W. Hianik
Name: Mark W. Hianik
Title: Senior Vice President, General Counsel & Corporate Secretary

Signature Page to
Amendment No. 1 to Unit Purchase Agreement

Buyer

IMPERIAL DADE CANADA INC.

By:	/s/ Paul M. Cervino
Name: Paul M. Cervino
Title: Senior Vice President

Guarantor

Imperial Bag & Paper Co. LLC

By:	/s/ Paul M. Cervino
Name: Paul M. Cervino
Title: Chief Administrative Officer

Signature Page to
Amendment No. 1 to Unit Purchase Agreement